THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONVERTIBLE PROMISSORY NOTE

$[●].00	______ ___, 2019

FOR VALUE RECEIVED, Protagenic Therapeutics, Inc., a Delaware corporation (the “Company” ), promises to pay to the order of [●], or its registered assigns (“Purchaser” or “Holder”), the principal sum of [●] Dollars ($[●].00) (the “ Principal Amount ” ) with interest on the outstanding Principal Amount accruing as set forth in Section 1. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Convertible Promissory Note (this “Note” ) as set forth in Section 1 until paid in accordance with the provisions hereof.

1. Interest.

a. Interest shall accrue on the outstanding Principal Amount at the rate of six percent (6%) per annum simple interest (computed on the basis of actual days elapsed and a fiscal year of 364 days).

b. Accrued interest shall be payable annually, in arrears, beginning on October 31, 2020, and thereafter on the last calendar day of each successive twelve (12) month period (each, an “Interest Payment Date”). The Company shall pay (a “PIK Payment”) the interest due by adding such interest (including interest at the Default Rate, as defined below, if any) to the then-outstanding Principal Amount on each Interest Payment Date and on the Maturity Date (as defined below). Each PIK Payment shall be preceded by written notice from the Company to Purchaser not less than five (5) business days prior to the date such interest payment is due setting forth in reasonable detail the amount of such PIK Payment and the Principal Amount of the Note following such PIK Payment.

c. Upon any default pursuant to this Note or any other Loan Document, this Note shall bear interest at the rate of the lesser of (i) twelve percent (12%) and (ii) such maximum rate of interest allowable under the laws of the State of New York (the “Default Rate”).

2. Convertible Note Purchase Agreement. This Note is one of a series of Notes of issued pursuant to, and is governed by and subject in all respect to, the terms of Note Purchase Agreements (the “Note Purchase Agreement”) between the Company and each of the Purchasers named therein. Each of the several Note Purchase Agreements is identical in all material respects. The Notes shall rank equally and ratably without priority over one another. Capitalized terms used in this Note and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1

3. Maturity.

a. The entire unpaid principal amount and all unpaid accrued interest (collectively, the “Obligations”) shall become fully due and payable on November 6, 2023 (the “Maturity Date”). On the Maturity Date, the Company shall pay the Obligations either, at its option, entirely in cash or entirely by converting the Obligations to Conversion Shares (as defined below) (the “Maturity PIK Right”) at the Conversion Price (as defined below). Any such conversion of the Obligations into Conversion Shares upon exercise of the Maturity PIK Right shall be in accordance with Section 6(e) below. The Company shall send the Purchaser a Conversion Notice notifying Purchaser of its exercise of the Maturity PIK Right at least ten (10) business days prior to the Maturity Date. The Company may only exercise the Maturity PIK Right ratably as to all the Notes issued in the Offering in proportion to their then-outstanding respective Principal Amounts, plus accrued and unpaid interest thereon. In addition, if applicable stock exchange listing rules so require, the Company may not exercise the Maturity PIK Right to the extent that the aggregate number of Conversion Shares issued upon conversion of this Note and the other Notes issued under the Note Purchase Agreements (together with any other securities issued by the Company that are deemed integrated into the issuance of the Notes under the Note Purchase Agreement pursuant to applicable stock exchange listing rules) would be in excess of 19.99% of the shares of Common Stock outstanding immediately prior to the issuance of this Note.

b. After all Obligations at any time owed on this Note have been paid in full or this Note has been converted in full to Conversion Shares, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

4. Payments. All payments of the Obligations shall be made in lawful money of the United States of America to Purchaser (unless this Note otherwise provides for such payment by a PIK Payment or by the issuance of Conversion Shares pursuant to the Maturity PIK Right or Section 6(b) hereof), at the address specified in the Note Agreement, or at such other address as may be specified from time to time by Purchaser in a written notice delivered to the Company. All payments shall be applied first to accrued interest, expenses or fees due to Purchaser pursuant to this Note or any other Loan Document, and thereafter to principal.

5. Use of Proceeds. The Company shall use the proceeds from this Note for the following purposes:

a. To facilitate the Company’s preparation of its IND filing, fund Phase 1 clinical trials, and to begin Phase 2 trials;

b. Payment of transaction fees and expenses; and

c. working capital and general corporate purposes.

2

6. Conversion.

a. Subject to applicable stock exchange listing rule limitations (including, if applicable, approval by the Company’s stockholders), at any time following the date of this Note and up to the Maturity Date, the then-outstanding Obligations under this Note (or any portion thereof) may be converted into fully paid and nonassessable shares of the Company’s Common Stock, $0.0001 par value per share (the “Conversion Shares”), at the sole election of Purchaser upon written notice to the Company (the “Conversion Notice”), which Conversion Notice shall state the proposed effective date of such conversion (which date shall be no fewer than ten (10) business days following the date of delivery of the Conversion Notice) (the “Conversion Date”). The Obligations hereunder shall convert at a conversion price (the “Conversion Price”) equal to $1.25 per share, subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization event with respect to the Company’s Common Stock (each a “Recapitalization Event”). Interest on the Note shall cease to accrue on the date prior to the Conversion Date.

b. Notwithstanding the conversion rights set forth in Section 6(a) above, subject to applicable stock exchange listing rule limitations (including, if applicable, approval by the Company’s stockholders), in the event, any time after the November 5, 2021, that the closing bid price per share of the Common Stock as traded on the principal securities exchange or securities market on which the Common Stock are then traded equals or exceeds $1.50 (subject to adjustment for any Recapitalization Event) for at least twenty (20) Trading Days (as defined below), whether or not consecutive, in any thirty (30) consecutive Trading Day period, the then-outstanding Obligations under this Note (or any portion thereof) may be redeemed or converted, in whole or in part, into cash or Conversion Shares, at the sole election of the Company following delivery of written notice (the “Redemption Notice”) to Purchaser. The Redemption Notice shall set forth the proposed redemption date (the “Redemption Date”) (which Redemption Date, for the sake of clarity, shall be no fewer than ten (10) business days following the date of delivery of the Redemption Notice), the aggregate dollar amount of Obligations being redeemed and whether the redemption shall be in cash or Conversion Shares. Any redemption effected by the delivery of Conversion Shares shall be at a conversion price equal to the then-current Conversion Price. Interest on the Note shall cease to accrue on the day prior to the Redemption Date. The Company may only exercise the redemption right set forth herein ratably as to all the Notes issued in the Offering in proportion to their then-outstanding Principal Amounts, plus accrued and unpaid interest thereon.

c. If applicable stock exchange listing rules so require, and notwithstanding anything in this Section 6 to the contrary, the Company shall not effect the conversion of this Note, and Purchaser shall not have the right to convert this Note, to the extent that the aggregate number of Conversion Shares issued upon conversion of this Note and the other Notes issued under the Note Purchase Agreements (together with any other securities issued by the Company that are deemed integrated into the issuance of the Notes under the Note Purchase Agreement pursuant to applicable stock exchange listing rules) would be in excess of 19.99% of the shares of Common Stock outstanding immediately prior to the issuance of this Note. In the event the holders of the Notes issued under the Note Purchase Agreements elect to convert the Notes pursuant to Section 6(a), and such Notes will not be fully convertible due to the limitations set forth in this Section 6(c), the Company shall use its commercially reasonable efforts to obtain stockholder approval of the issuance of the Notes in accordance with applicable stock exchange listing rules as soon as reasonably practicable, including by calling a special meeting of stockholders. For purposes of this Section 6(c), the terms “commercially reasonable efforts” shall include, without limitation, the obligation of the Company take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”), which shall occur not later than 90 days after Purchaser’s request for the same (the “Stockholders Meeting Deadline”), for the purpose of seeking approval of the Company’s stockholders for, among other things, the issuance and sale of the Conversion Shares to Purchaser (the “Proposal”). In the event the Proposal is not approved by the Company’s stockholders at the Stockholders Meeting, the Company shall take all action necessary to call up to two (2) additional meetings of its stockholders (each a “Subsequent Stockholders Meeting”) for the purpose of seeking approval of the Proposal, to be held promptly following the completion of the Stockholders Meeting and in no event more than one year after Purchaser’s request for the same, to the extent reasonably practicable. In connection with the Stockholders Meeting and, if applicable, each Subsequent Stockholders Meeting, the Company will promptly prepare and file with the SEC proxy materials (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, if applicable, each Subsequent Stockholders Meeting, and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials (or, if permitted, notice of the availability of such proxy materials) to the stockholders of the Company. Purchaser shall promptly furnish in writing to the Company such information relating to such Purchaser and its investment in the Company as the Company may reasonably request for inclusion in each Proxy Statement. The Company will comply with Section 14(a) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, each a “Proxy Statement”) and any form of proxy to be sent or made available to the stockholders of the Company in connection with the Stockholders Meeting or, if applicable, each Subsequent Stockholders Meeting, and each Proxy Statement shall not, on the date that such Proxy Statement (or any amendment thereof or supplement thereto) is first mailed or made available to stockholders or at the time of the Stockholders Meeting or any Subsequent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading. If the Company should discover at any time prior to the Stockholders Meeting or, if applicable, any Subsequent Stockholders Meeting, any event relating to the Company or any of its Subsidiaries or any of their respective Affiliates, officers or directors that is required to be set forth in a supplement or amendment to the applicable Proxy Statement, in addition to the Company’s obligations under the 1934 Act, the Company will promptly inform the Purchaser thereof.

3

d. Upon the Conversion Date or Redemption Date, as the case may be, with respect to a conversion of this Note pursuant to either Section 6(a), 6(b) or Section 3 above, Purchaser hereby agrees to deliver the original of this Note to the Company for cancellation (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby Purchaser agrees to indemnify the Company from any loss incurred by it in connection with this Note); provided, however, that upon the Conversion Date, this Note (or portion thereof) shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.

e. On or before the second Trading Day following the Conversion Date or Redemption Date, as the case may be (the “Share Delivery Date”), the Company shall, (i) provided that the Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of Purchaser, credit such aggregate number of shares of Common Stock to which Purchaser is entitled pursuant to such exercise to Purchaser’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (ii), if the Company’s transfer agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Conversion Notice or as provided by Purchaser to the Company, a certificate, registered in the Company’s share register in the name of Purchaser or its designee, for the number of shares of Common Stock to which Purchaser is entitled pursuant to such exercise. Upon the Conversion Date, Purchaser shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which this Note (or portion thereof) has been converted, irrespective of the date such Conversion Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

For purposes of this Note, “Trading Day” means any day on which the Common Stock are traded on The NASDAQ Capital Market or, if such market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

f. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Purchaser upon the conversion of this Note, the Company shall pay to Purchaser an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence.

7. Default.

a. Events of Default. For purposes of this Note, any of the following events shall constitute an “Event of Default”:

i. The Company shall fail to pay when due any Obligations hereunder;

ii. Any representation or warranty of the Company under the Note Purchase Agreement, the other Loan Documents or any agreement ancillary thereto (collectively, the “Ancillary Agreements” ), as applicable, shall be untrue in any material respect as of the date made;

iii. The Company shall breach any covenant set forth in this Note or the Ancillary Agreements, taking into account applicable periods of notice and cure, if any; provided, however , that, in the event no grace or cure period is so provided, the Company shall have a period of (A) three (3) days after the earlier of the Company’ s actual knowledge thereof and written notice of non-compliance to cure such non-compliance to the extent it relates to any monetary default and (B) twenty (20) days after the earlier of the Company’ s actual knowledge thereof and written notice of non-compliance to cure any other non-compliance; provided that, in the event that any default described in clause (B) cannot reasonably be cured within such twenty (20) day period, then the Company shall have an additional ten (10) days in which to cure such non-compliance, so long as the Company continues to diligently pursue curing such non-compliance;

4

iv. The Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition for bankruptcy, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders takes any action looking to the dissolution, liquidation or winding up of the Company;

v. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company or (iii) the winding-up or liquidation of the Company or; and such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered; or

vi. One or more judgments shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $250,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect.

b. Consequences of Events of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, or continue beyond the expiration of any applicable cure period, upon notice or demand, the Holder Majority may declare the outstanding indebtedness under this Note, together with all other amounts due or owing to Purchaser pursuant to any Ancillary Agreements, to be due and payable, whereupon each of the foregoing shall be and become immediately due and payable, and the Company shall immediately pay to Purchaser all such indebtedness, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any Ancillary Agreement to the contrary notwithstanding; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then all indebtedness under this Note, together with all other amounts due or owing to Purchaser pursuant to any Ancillary Agreements, shall automatically be due immediately without notice of any kind.

8. Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note and an agreement from Purchaser to indemnify the Company against any claim that may be made against the Company on account of the mutilation, loss, theft or destruction of this Note.

5

9. Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws.

10. Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consents of the Holder Majority and the Company.

11. Notice. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 7(d) of the Note Purchase Agreement.

12. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13. Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign this Agreement without the prior written consent of the other party.

14. Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Note Purchase Agreement and the Ancillary Agreements. No failure or delay on the part of Purchaser in the exercise of any power, right or privilege hereunder or under this Note, the Note Purchase Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15. Payments. Whenever any payment of cash is to be made by the Company to Purchaser pursuant to this Note, such payment shall be made in lawful money of the United States of America by, at the Company’s option, a check drawn on the account of the Company and sent via overnight courier service to Purchaser at the address previously provided to the Company in writing (which address shall initially be the address for Purchaser as set forth in the Note Purchase Agreement), electronic funds transfer, or wire transfer of immediately available funds, to an account designated in writing by Purchaser. Whenever any payment to be made shall otherwise be due on a day which is not a business day, such payment shall be made on the immediately succeeding business day and such extension of time shall be included in the computation of accrued interest.

6

16. Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Purchaser shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

17. Headings. The headings in this Note are used for convenience only and are not to be considered in construing or interpreting any provision of this Note.

[Signature Page Follows]

7

IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

PROTAGENIC THERAPEUTICS, INC.

By:
Name:	Garo H. Armen
Title:	Executive Chairman

8